EXHIBIT 10.19

EXOPACK HOLDING CORP.

MANAGEMENT INCENTIVE PROGRAM

Adopted March 23, 2010

     1.     PURPOSES. This Plan is intended to enable the Company to attract, retain, motivate and reward officers and key employees of the Company by providing them with the opportunity to earn competitive incentive compensation directly linked to the achievement of Company business objectives.

     2.     DEFINITIONS. The following words as used in this Plan have the meanings ascribed to each below.

               (a) “Adjusted EBITDA” means EBITDA with any adjustments deemed appropriate by the Board.

               (b) “Board” means the Board of Directors of the Company, or a committee to which the Board delegates its authority, duties and rights to administer and interpret this Plan.

               (c) “Chief Executive Officer” means the principal executive officer of the Company.

               (d) “Company” means Exopack Holding Corp.

               (e) “EBITDA” means earnings before interest, taxes, depreciation and amortization.

               (f) “Employee” means an individual employed by the Company or one or more of its Subsidiaries.

               (g) “Participant” means a person that is an Employee that has been recommended for participation in the Plan in accordance with Section 4.

               (h) “Performance Period” means any fiscal year, fiscal quarter or other period designated by the Board with respect to which the Board may make an award under this Plan.

               (i) “Plan” means the Management Incentive Program as set forth herein and as may be amended from time to time.

               (j) “Subsidiary” means any entity in an unbroken chain of entities beginning with the Company, provided each such entity (other than the last entity in the unbroken chain) owns, at the time of determination, stock or other equity interests possessing more than 50% of the total combined voting power of all classes of stock or other interests in one of the other entities in such chain.

     3.     ADMINISTRATION. The Board will administer and interpret this Plan. The Board may adopt rules and regulations to implement this Plan. The Board’s determinations under this Plan will be final and conclusive.

     4.      ELIGIBILITY. Eligibility for participation in the Plan by a given Employee will be recommended by the Chief Executive Officer and approved by the Board at or near the beginning of each fiscal year of the Company or, at the Board’s discretion, at or near the beginning of a Performance Period (if such Performance Period is not the fiscal year).

     5.      PERFORMANCE GOALS. With respect to each Performance Period, the Board shall establish or approve the objectives (“Performance Goals”) that must be satisfied by the Company or any subsidiary, division, segment or other unit of the Company (“Business Unit”) during such Performance Period as a condition to the payment or accrual of a cash bonus for each Participant based on performance in that Performance Period. The Performance Goals for each Performance Period shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit, with individual weightings as approved by the Board: EBITDA, Adjusted EBITDA, operating income, revenues, bookings, operating expenses, fixed cost reductions or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. Performance Goals may be subject to such adjustment and exclusions as determined by the Board upon the recommendation of the Chief Executive Officer or other factors deemed appropriate by the Board. Performance Goals shall be equitably adjusted during the applicable Performance Period if a major change occurs in the Company’s capital structure, e.g., an acquisition or merger.

     6.      AWARD OPPORTUNITIES. With respect to each Performance Period, the Board shall establish or approve the amounts, or the formula for determining the amounts, of cash bonuses to be paid based upon achievement of the Performance Goals (“Award Opportunities”). Award Opportunities for any Participant may, but are not required to, be based upon a percentage of such Participant’s base salary. The Board also may, but is not required to, establish separate threshold, target and maximum Award Opportunities for Participants that depend on the level of satisfaction of Performance Goals in the applicable Performance Period. The Board may ask the Chief Executive Officer to recommend Award Opportunities for all or any Participants.

     7.      PAYMENT. The Board shall establish or approve the timing of payment and any other conditions to payment of cash bonuses earned under this Plan. Cash bonuses earned under this Plan will be certified and finalized in the manner determined by the Board following the conclusion of the applicable Performance Period. The Board may, in its discretion, determine to cause the Company to retain any portion of a cash bonus earned following the conclusion of a Performance Period until the completion of an audit verifying the achievement of the applicable Performance Goals. The full amount of bonuses for any Performance Period shall in any event be paid in cash no later than the completion of any such audit. The Board has the discretion to determine that no or reduced awards are payable to a Participant if the Board determines that such Participant’s conduct during the applicable Performance Period was inconsistent with any material Company policy or conduct requirement. Notwithstanding the foregoing, payment must be completed by the time required under the Treasury Regulations pursuant to I.R.C. § 409A to avoid the application of I.R.C. § 409A to the Plan.

8.     DELEGATION.

              (a) The Board is hereby authorized to delegate to a separate committee of the Board all of its authority, duties and rights under this Plan, including but not limited to the ability to establish Performance Periods, to establish and approve Performance Goals and Award Opportunities for one or more Performance Periods and to establish and approve the timing of payment and any other conditions to payment of cash bonuses earned under this Plan for one or more Performance Periods.

              (b) With respect to any Performance Period, the Board may delegate to the Chief Executive Officer or to any other officer of the Company designated by the Board the ability to recommend and approve a list of Participants (other than the Chief Executive Officer or such other officer) for such Performance Period and to recommend and approve Performance Goals, Award Opportunities and other terms relating to bonus awards under this Plan with respect to such Participants. Any such recommendation and approval by the Chief Executive Officer or such other officer designated by the Board shall be subject to subsequent modification or rejection in the sole discretion of the Board.

9.     BONUS RECOUPMENT POLICY.

              (a) General. In addition to any other remedies available to the Company, (i) if any of the financial or operating results of the Company are restated or otherwise adjusted (whether materially or immaterially) and (ii) after taking any such restatement or adjustment into account, the amount of any bonus award paid to any current or former Employee within the preceding three years would have been reduced, then the Company may require such current or former Employee to return to the Company all or any portion of the bonus award in excess of the amount which would have been paid after taking into account such restatement or adjustment. Subsequent changes in status (including, without limitation, change of title or responsibilities, retirement or termination of employment) do not affect the Company’s rights to recover bonuses under this policy. For the avoidance of doubt, the Company may offset the amounts of any such required recoupment against any amounts otherwise owed by the Company to a current or former Employee, in any case as determined by the Board in its discretion.

              (b) Board Determination. The Board will determine whether and to what extent to require any current or former Employee to return any bonus awards under Section 9(a). In making such determinations, the Board may consider such factors as it deems appropriate under the circumstances, including the reasons for, and persons responsible for, any such restatements or other adjustment, the amount of the excess bonus award resulting from such restatement or other adjustment, the risks, costs and benefits associated with pursuing the recovery of such excess amount, other actions the Company or third parties may take, or may have taken, with respect to the person(s) who was responsible for the misstatement, and any other legal or other facts or circumstances the Board deems appropriate. If any restatement or adjustment of the Company’s financial or operating results indicates that the Company should have made higher payments to a Participant than those actually made for a period affected by the restatement or adjustment, then the Board shall have the discretion to cause the Company to make appropriate incremental payments to the affected Participants then-currently employed by the Company or its Subsidiaries.

              (c) Retroactive Effect. The recoupment provisions in this Section 9 shall apply to any bonus award made to any current or former Employee under any cash bonus plan or management incentive plan of the Company at any time in the preceding three years.

10.     GENERAL PROVISIONS.

              (a) Termination; Amendment. The Board may at any time amend, suspend, discontinue or terminate the Plan or amend or waive any of the Performance Goals, Award Opportunities or any other terms of the awards contemplated by this Plan, including but not limited to adjustments to account for or eliminate the effect of acquisitions, divestitures, accounting changes, or restructuring and special charges, in each case as determined by the Board.

              (b) No Employment Rights. Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries. Except as otherwise determined by the Board, if a Participant’s employment terminates for any reason before the payout date for a bonus under this Plan, the Participant will not be entitled to payment of that bonus.

              (c) Withholding. Any bonus payable to a Participant under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required by law to deduct and withhold from such bonus.

              (d) Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Delaware.

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